Exhibit 99.1

*PRESS RELEASE*

Contact:

Larry W. Myers

President and CEO

812-283-0724

First Savings Financial Group, Inc. Announces Executive Officer Retirement

Clarksville, Indiana; December 14, 2016 – First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), today announced that Samuel E. Eckart has notified the Company and the Bank of his intention to retire as Executive Vice President of the Company and Area President of the Bank effective December 31, 2016. He will continue to serve as a director of the Company and the Bank.

Mr. Eckart has served as an executive officer of the Company and the Bank since the Company acquired the former Community First Bank in Corydon, Indiana in 2009. He served as the President and Chief Executive Officer and as a director of Community First Bank at the time of the acquisition.

“Speaking on behalf of the Boards of Directors and executive management of the Company and Bank, we can’t be more pleased with the successes attributable to Sam’s tenure with First Savings,” stated Larry W. Myers, President and CEO of the Company and Bank. “Mr. Eckart was instrumental in seamlessly integrating Community First Bank into the Bank and subsequently transitioning it from a traditional savings bank to a community-oriented commercial bank. As a result of his efforts, the shareholders, clients, employees and communities our organization serves have benefitted as it has grown in size and profitability, including achieving its seventh consecutive record year of earnings and profitability, in fiscal 2016, since the Company’s initial public offering in October 2008. We’re also indebted to Sam for his leadership and professionalism in preparing the organization for his much deserved retirement. We wish Sam and his family all the best and thank both him and them for his dedication to the stakeholders of First Savings.”

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.